Exhibit 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of GreenMan Technologies, Inc. on Form S-3 of our report, which included an explanatory paragraph about the Company's ability to continue as a going concern, dated August 26, 1997, appearing in the Annual Report on Form 10-KSB/A-1 of GreenMan Technologies, Inc. for the fiscal year ended May 31, 1997 and to the incorporation by reference of our reports dated July 28, 1995, appearing in the Final Prospectus of GreenMan Technologies, Inc. dated September 29, 1995. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in the Final Prospectus of GreenMan Technologies, Inc. dated September 29, 1995.





                                                     WOLF & COMPANY, P.C.

Boston, Massachusetts
April 6, 1998